Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Real Estate Investment Trust, LLC of our report dated April 19, 2019, relating to the financial statements of Fundrise Real Estate Investment Trust, LLC as of December 31, 2018 and 2017, and for the years then ended.

/s/ RSM US LLP

McLean, Virginia

April 19, 2019